UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Cerrell, Joseph
   Cerrell Associates, Inc.
   320 N. Larchmont Blvd.
   Los Angeles, CA  90004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/96
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option (R|$7.94*  |7/24/|A   |22,500*    |A  |7/24/|7/24/|Common Stock|22,500*|       |22,500*     |D  |            |
ight to Buy)            |        |95   |    |           |   |95   |05   |            |       |       |            |   |            |
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Employee Stock Option (R|$14.33* |11/14|A   |3,375*     |A  |**   |11/14|Common Stock|3,375* |       |3,375*      |D  |            |
ight to Buy)            |        |/95  |    |           |   |     |/05  |            |       |       |            |   |            |
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Explanation of Responses:
*Number of option shares and exercise price adjusted for 3-for-2 stock split in the form of a stock dividend paid on May 17, 1996 and 3-for-2 stock split in the form of a stock divident paid on February 21, 1997.
**Option vests 1/36th on 8/31/95 and 1/36th on the last day of each month thereafter until fully vested.
SIGNATURE OF REPORTING PERSON
Joseph Cerrell